EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 22, 2013, for the years ended December 31, 2012 and 2011, related to the financial statements of Bio-Solutions, Corp. which appear in the Registrant’s Annual Report for the year ended December 31, 2012.

We further consent to our designation as an expert in accounting and auditing.

/s/ KBL, LLP
New York, NY
May 5, 2014